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                                                                    EXHIBIT (D2)


                                 AMENDMENT NO. 1
                                       TO
                     COLUMBIA INTERNATIONAL STOCK FUND, INC.

                          INVESTMENT ADVISORY CONTRACT


         This Amendment is entered as of July 30, 2003 between Columbia International Stock Fund, Inc. (the "Fund") and Columbia Management Advisors, Inc., an Oregon corporation (the "Adviser").

                                   Background

1. On December 10, 1997 the Fund and Columbia Funds Management Company, a predecessor of the Adviser, entered into an Investment Advisory Contract (the "Agreement"). The parties wish to amend the Agreement to provide for a revised fee structure.

         Therefore, in consideration of the above, the Agreement is amended as follows:

                                    Agreement

1. The first sentence of Section 3 of the Agreement pertaining to compensation of the Adviser shall be deleted. In its place the following shall be inserted:

         "For the services to be rendered, the facilities to be furnished, and the payments to be made by the Adviser, as provided in Sections 1 and 2 hereof, each calendar month the Fund shall pay to the Adviser a fee calculated at an annual rate as a percentage of daily net assets that declines as net assets increase as follows:

         1.00% of the Fund's first $500 million of net assets;
         0.95% of the next $500 million of net assets; and 0.90% of net assets in excess of $1 billion."

2. In all other respects, the Agreement shall remain in full force and effect.


Dated:  October 8, 2003
                           COLUMBIA INTERNATIONAL STOCK FUND, INC.


                           /s/
                           --------------------------------------------
                           By: Joseph R. Palombo
                           Title: President


                           COLUMBIA MANAGEMENT ADVISORS, INC.

                           /s/
                           --------------------------------------------
                           By: Keith T. Banks
                           Title: Chief Executive Officer